Exhibit 99.1

Zyla Life Sciences Reports Third Quarter 2019 Financial Results

— Positive net cash flow of $6.5 million for the quarter ended September 30, 2019 —

— Net product sales grew to $22.4 million, an increase of 175% over the 2018 third quarter, due to the expanded product portfolio —

Wayne, Penn —November 14, 2019 — Zyla Life Sciences (OTCQX: ZCOR) (“Zyla” or the “Company”), a commercial-stage life sciences company, today reported financial results for the third quarter ended September 30, 2019, including net sales from commercial products: SPRIX® (ketorolac tromethamine) Nasal Spray, the SoluMatrix® products, VIVLODEX® (meloxicam), TIVORBEX® (indomethacin) and ZORVOLEX® (diclofenac)), INDOCIN® (indomethacin) suppositories, INDOCIN® oral suspension and OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII.

“With our expanded product portfolio, we had third quarter net product sales of $22.4 million, almost three times net product sales for the same period in 2018,” said Todd Smith, president and chief executive officer of Zyla. “In the third quarter, we generated $6.5 million in net cash due to our product portfolio expansion, while maintaining similar operating expenses and commercial infrastructure. We continue to identify areas to increase efficiencies and improve our commercial impact.”

Recent Event

•                  The Company appointed Todd N. Smith as president, chief executive officer and a director, effective October 23, 2019.

2019 Third Quarter Financial Results

•                  Cash Position: As of September 30, 2019, Zyla had cash and restricted cash totaling $19.0 million. Cash generated from operating activities for the three months ended September 30, 2019 was $6.8 million.

•                  Net Product Sales: Net product sales were $22.4 million for the three months ended September 30, 2019 compared to $8.2 million for the three months ended September 30, 2018. The increase was largely due to the addition of the five acquired products at the end of January 2019.

•                  Cost of Sales (excluding product rights amortization): Cost of sales was $10.4 million for the three months ended September 30, 2019 compared to $1.8 million for the three months ended September 30, 2018. The increase was driven by higher product sales as a result of the five new products acquired at the end of January 2019 and the revaluation of inventory in connection with the reorganization.

•                  G&A Expenses: General and administrative expenses were $6.0 million for the three months ended September 30, 2019 compared to $5.6 million for the three months ended September 30, 2018. The increase was attributable to $0.4 million of higher administrative expense and $0.4 million of higher Food and Drug Administration fees related to products acquired during 2019, partially offset by a $0.4 million decrease in post-marketing study fees related to ARYMO® ER (morphine sulfate) extended-release tablets for oral use —CII which the Company discontinued in September 2018 and OXAYDO.

•                  S&M Expenses: Sales and marketing expenses were $9.3 million for the three months ended September 30, 2019 compared to $7.9 million for the three months ended September 30, 2018. The $1.4 million increase was primarily attributable to $1.0 million of marketing programs for the acquired products and $0.4 million of other sales and marketing costs.

•                  R&D Expenses: Research and development expenses were essentially zero for the three months ended September 30, 2019 compared to $1.0 million for the three months ended September 30, 2018. This decrease was driven by a discontinuation of R&D programs that did not directly support the growth of Zyla’s commercial business.

•                  Restructuring and Other Charges: There were no restructuring and other charges during the three months ended September 30, 2019. Restructuring and other charges of $13.9 million for the three months ended September 30, 2018 reflect costs related to the discontinuation of ARYMO ER of $8.2 million, a termination payment to Halo Pharmaceuticals of $3.1 million and legal fees related to the filing of the Company’s Chapter 11 bankruptcy case of $2.6 million.

•                  Interest Expense: Interest expense was $3.7 million for the three months ended September 30, 2019 compared to $32.9 million for the three months ended September 30, 2018. Interest expense for the three months ended September 30, 2019 includes non-cash interest and amortization of debt discount totaling $1.8 million. The interest expense for the three months ended September 30, 2018 includes non-cash interest and amortization of debt discount totaling $29.8 million and included the acceleration of the debt discounts due to the revaluation of these instruments due to the events of default.

•                  Other Gain: Other gain was $1.1 million for the three months ended September 30, 2019 compared to $0.1 million for the three months ended September 30, 2018.

•                  Net Loss: Net loss for the three months ended September 30, 2019 was $10.3 million compared to a net loss of $51.2 million for the three months ended September 30, 2018.

Earnings Conference Call Information

Zyla’s management will host a conference call to discuss the third quarter 2019 financial results today:

Date:	Thursday, November 14, 2019
Time:	4:30 p.m. EST
Webcast (live and archive):	zyla.com (Events & Webcasts, Investor page)
Dial-in numbers:	1-888-346-2615 (domestic)
1-412-902-4253 (international)
Replay numbers:	1-877-344-7529 (domestic)
1-412-317-0088 (international)
Conference number:	10136012

About Zyla Life Sciences

Zyla Life Sciences is a business committed to bringing important products to patients and healthcare providers. Zyla is focused on marketing its portfolio of medicines for pain and inflammation. The company portfolio includes six products: SPRIX® (ketorolac tromethamine) Nasal Spray, ZORVOLEX® (diclofenac), VIVLODEX® (meloxicam), INDOCIN® (indomethacin) suppositories, INDOCIN® oral suspension and OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII.

For full prescribing information, boxed warnings and medication guides, please visit the following sites for each product: sprix.com, vivlodex.com, zorvolex.com and oxaydo.com. Prescribing information, the boxed warning and medication guide for INDOCIN suppositories and oral suspension can be found at dailymed.nlm.nih.gov.

Safe Harbor

Statements included in this press release that are not historical in nature and contain the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “look forward to” and other similar expressions are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: our ability to continue as a going concern; the impact of our bankruptcy on our business going forward, including with regard to relationships with vendors and customers, employee attrition, and the costs and expenses resulting from our bankruptcy; the impact of our acquisition of five products from Iroko Pharmaceuticals, Inc., including our assumption of related liabilities, potential exposure to successor liability and credit risk of Iroko and its affiliates; our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; our current and future indebtedness; our ability to maintain compliance with the covenants in our debt documents; the level of commercial success of our products; coverage of our products by payors and pharmacy benefit managers; our ability to execute on our sales and marketing strategy, including developing relationships with customers, physicians, payors and other constituencies; the rate and degree of market acceptance of any of our products; the success of competing products that are or become available; the entry of any generic products for any of our products, or any delay in or inability to reformulate SPRIX; recently enacted and future legislation and regulations regarding the healthcare system; the accuracy of our estimates of the size and characteristics of the potential markets for our products and our ability to serve those markets; our failure to recruit or retain key personnel, including our executive officers; obtaining and maintaining intellectual property protection for our products; our ability to operate our business without infringing the intellectual property rights of others; our ability to integrate and grow any businesses or products that we may acquire; the outcome of any litigation in which we are or may be involved; general market conditions; and other risk factors set forth in Zyla’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the United States Securities and Exchange Commission (SEC) and in other filings Zyla makes with the SEC from time to time. While Zyla may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Media and Investor Contact:
E. Blair Clark-Schoeb
Email: ir@zyla.com
Tel: 484-259-7370

Consolidated Balance Sheets
(in thousands, except share and per share data)

	Successor	Predecessor
	September 30, 2019	December 31, 2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,594	$35,323
Marketable securities, available for sale	—	4,988
Accounts receivable, net	26,578	8,006
Inventory	9,538	2,639
Prepaid expenses and other current assets	1,571	2,715
Other receivables	—	846
Total current assets	56,281	54,517
Intangible assets, net	113,980	4,281
Restricted cash	400	400
Property and equipment, net	3,513	1,059
Right of use assets, net	2,885	—
Goodwill	58,747	—
Deposits and other assets	3,242	1,676
Total assets	$239,048	$61,933
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,807	$8,561
Accrued expenses	49,625	24,584
Debt - current, net	6,990	—
Acquisition-related contingent consideration	2,700	—
Other current liabilities	976	—
Total current liabilities	76,098	33,145
Debt - non-current portion, net	92,630	—
Acquisition-related contingent consideration	15,600	—
Deferred income tax liability	23	24
Credit agreement	3,965	—
Other liabilities	2,329	536
Total liabilities not subject to compromise	190,645	33,705

Liabilities subject to compromise	—	139,588

Stockholders’ equity (deficit):
Predecessor common stock—$0.001 par value; 275,000,000 shares authorized; 56,547,101 shares issued and outstanding at December 31, 2018	—	55
Successor common stock—$0.001 par value; 100,000,000 shares authorized; 9,360,968 shares issued and outstanding at September 30, 2019	9	—
Additional paid-in capital	88,817	276,569
Accumulated other comprehensive (loss) income	(7)	869
Accumulated deficit	(40,416)	(388,853)
Total stockholders’ equity (deficit)	48,403	(111,360)
Total liabilities and stockholders’ equity	$239,048	$61,933

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	Three months ended September 30,
	2019	2018	Change
Revenue
Net product sales	$22,386	$8,153	$14,233
Total revenue	22,386	8,153	14,233

Costs and Expenses
Cost of sales (excluding amortization of product rights)	10,394	1,773	8,621
Amortization of product rights	3,497	526	2,971
General and administrative	6,044	5,556	488
Sales and marketing	9,316	7,932	1,384
Research and development	3	956	(953)
Restructuring & other charges	—	13,864	(13,864)
Change in fair value of contingent consideration payable	795	—	795
Total costs and expenses	30,049	30,607	(558)
Loss from operations	(7,663)	(22,454)	14,791

Other (income) expense:
Change in fair value of warrant and derivative liability	—	(3,986)	3,986
Interest expense, net	3,749	32,891	(29,142)
Other gain	(1,122)	(132)	(990)
Total other expense	2,627	28,773	(26,146)
Loss before provision (benefit) for income taxes	(10,290)	(51,227)	40,937
Provision (benefit) for income taxes	—	—	—
Net loss	$(10,290)	$(51,227)	$40,937